United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15




CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND (15d) OF THE SECURITES EXCHANGE ACT OF 1934.


Commission File number               2-98074-NY
                       ---------------------------------------------------------


                            Trident Media Group, Inc.
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        (Exact name of small business issuer as specified in its charter)


                      2441 Impala Drive, Carlsbad, CA 92008
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                    (Address of principal executive offices)

                                 (760) 438-9080
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                (Issuer's telephone number, including area code)

                                  Common Stock
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            (Title of each Class of Securities covered by this Form)

                                  Common Stock
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [     ]             Rule 12h-3(b)(1)(i)     [    ]
Rule 12g-4(a)(1)(ii)   [     ]             Rule 12h-3(b)(1)(ii)    [ X  ]
Rule 12g-4(a)(2)(i)    [     ]             Rule 12h-3(b)(2)(i)     [    ]
Rule 12g-4(a)(2)(ii)   [     ]             Rule 12h-3(b)(2)(ii)    [    ]
                                           Rule 15d-6 --------     [    ]

Approximate number of holders of record as of the certification or notice date:
     278
-------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Trident Media Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: April 1, 2002.        By:     /s/Edward M. Spector
                                    -----------------------
                                    Chief Executive Officer